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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                           Re:   Proxy Statement/Joint Prospectus of
                                 Peter Kiewit Sons', Inc. and
                                 PKS Holdings, Inc. on Form S-4


We are aware that our reports dated August 25, 1997 on our review of the pro forma consolidated balance sheet and statement of operations of Peter Kiewit Sons', Inc., and the pro-forma condensed balance sheets and statements of operations of Kiewit Construction and Mining Group, a business group of Peter Kiewit Sons', Inc. as of June 30, 1997 and for the six months then ended are included in the above-referenced proxy statement/joint prospectus on Form S-4. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



Coopers & Lybrand L.L.P.



Omaha, Nebraska
August 28, 1997